SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                               FORM 8-K/A

                             CURRENT REPORT
            PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
                           EXCHANGE ACT OF 1934


   Date of Report (Date of earliest event reported) January 31, 2003


                              ZANETT, INC.
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           (Exact name of registrant as specified in charter)


        Delaware                    0-27068                56-4389547
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(State or other jurisdiction (Commission File Number)    IRS Employer
   of incorporation                                 Identification no.)


135 East 57th Street, 15th Floor, New York, NY               10022
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(Address of principal executive offices)                   (Zip Code)


Registrant's telephone number, including area code       (212)-980-4600
                                                         --------------
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     (Former name or former address, if changed since last report).
     -------------------------------------------------------------

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant, Zanett, Inc., a Delaware corporation, filed a Current Report on Form 8-K on February 13, 2003, describing its acquisition of Paragon Dynamics, Inc., a Colorado corporation ("PDI"). This Current Report on Form 8-K/A amends the previously filed Form 8-K to include the financial information required by Item 7 of Form 8-K. This Current Report on 8-K/A contains forward looking statements that involve risks and uncertainties relating to this acquisition and actual results and developments may differ materially from those described in this amended Current Report. For more information about the Company and risks relating to investing in the Company, refer to the Company's annual report on Form 10-KSB for the year ended December 31, 2002.


Item 2.     Acquisition or Disposition of Assets

Zanett is an information technology ("IT") holding company that through its operating subsidiaries provides specialized IT services to Fortune 500 caliber companies and large Government agencies. Collectively, the operating companies are referred to as the IT Commonwealth TM (the "Commonwealth").

Prospective Commonwealth members ("Commonwealth Members" or "Members") are selected for their profitability, market position, clients and management team. Acquisition terms are designed to limit financial risk to Zanett shareholders by requiring them to meet pre-determined performance milestones in order to receive full purchase consideration. The owners/managers also enter into employment contracts. Part of this consideration is in the form of Zanett common stock, which also helps to align their interests with those of Zanett's executive management and shareholders. The Company believes its methodology of attracting Members to a business model of unit accountability and shared rewards has become a proprietary process. Management also believes that this process creates a competitive barrier to entry and represents a key aspect of the Zanett value proposition.

The Commonwealth model seeks to preserve the culture, management and business practices that contributed to the success of the acquired entities while leveraging cross-selling opportunities and achieving economies of scale. Although each Member continues to market its own services and individually manage its own client relationships post acquisition, each Member also becomes a source of leads to other Commonwealth Members. The Company encourages collaboration, knowledge-transfer, resource sharing and cross marketing among Commonwealth Members, while seeking to preserve their autonomy and individual strengths. To facilitate this collaborative process, regular meetings are attended by the heads of each Commonwealth Member and corporate management. The Commonwealth's overarching mission is to offer solutions that meet or exceed client expectations, are delivered on time and within budget, and achieve superior results.

Members can also avail themselves of centralized corporate services, such as: legal support; financial and accounting assistance; human resource management support; and data network management and maintenance. By centralizing these functions, Members can focus on their core skill sets and seek to achieve the highest possible standards of service quality.

On January 31, 2003 (the "Closing"), the Company acquired its third Commonwealth member. Pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement") dated as of January 31, 2003, among the Company, Zanett Merger Sub PDI, Inc., a wholly owned subsidiary of the Company ("Merger Sub"), Paragon Dynamics, Inc. ("PDI"), and Douglas L. Hartmann, Roger D. Stapleton, Jeffrey J. Byrnes and Theodore A. Batch, (the "PDI Shareholders"), the Company acquired PDI through a merger (the "Merger") of PDI with and into Merger Sub. Upon consummation of the Merger, the separate corporate existence of PDI ceased and the name of Merger Sub was changed to Paragon Dynamics, Inc. ("New PDI"), a Delaware corporation.

PDI specializes in providing software and satellite engineering services with domain area expertise on government and aerospace satellite and IT infrastructure contracts. PDI is currently engaged in contracts with the U.S. Department of Defense to develop classified satellite communications and related command, control, communications and computer (C4) software.

The total consideration payable by the Company to the PDI Shareholders will be comprised of the initial consideration, a purchase price adjustment based on the level of PDI working capital at Closing and future contingent consideration. The initial consideration of $1,200,000 in cash and 585,083 shares of the Company's common stock ("Common Stock") was paid at Closing. The shares issued at Closing were valued at $1,205,271 based on the average closing price of the Common Stock for the three trading days immediately preceding the Closing. The initial consideration will be adjusted by the purchase price adjustment, which will be the amount by which net working capital at Closing was greater than or less than the required $760,000 benchmark level of working capital to be provided by PDI.

The PDI Shareholders are eligible to receive contingent consideration in each of the three successive annual periods commencing February 1, 2003 based upon New PDI attaining specified earnings and cash flow targets in each period. The contingent consideration in each period consists of a payment of $400,000 in cash and the issuance of the number of shares of Common Stock determined by dividing $400,000 by the average closing price of the Common Stock for the ten trading days immediately preceding the issuance of Common Stock for each period. For accounting purposes, the value of the Common Stock issued for each annual performance period will be determined based on the average closing price of the Common Stock for the three trading days immediately preceding the resolution of the contingency.

The annual contingent consideration will be paid to the PDI Shareholders only if New PDI's earnings before interest, taxes, depreciation and amortization ("EBITDA") and cash remittances, as defined in the Merger Agreement, equal or exceed certain thresholds specified in the Merger Agreement. However, if the PDI Shareholders meet the EBITDA requirements in each of the annual performance periods but fail to qualify for the contingent consideration for any annual performance period based on the cash remittance performance requirement, they will be entitled to receive such amounts of annual contingent consideration not previously paid after the end of the third performance period if New PDI generates cumulative cash remittances for the three performance periods taken as a whole in excess of the threshold specified in the Merger Agreement.

The PDI Shareholders are also eligible to receive additional contingent consideration at the end of the period commencing February 1, 2003 and ending on January 31, 2006, based upon New PDI attaining specified earnings targets for such period. This additional contingent consideration consists of the issuance of a number of shares of Common Stock determined by dividing $800,000 by the average closing price of the Common Stock for the ten trading days immediately preceding the issuance of Common Stock for such period. For accounting purposes, the value of the Common Stock issued for each annual performance period will be determined based on the average closing price of the Common Stock for the three trading days immediately preceding the resolution of the contingency.

The maximum aggregate consideration is approximately $5.6 million, of which approximately $2.4 million was paid at Closing as the initial consideration and approximately $3.2 million will be paid as contingent consideration. The Company estimates that transaction costs associated with the acquisition of PDI will total approximately $300,000.

The Common Stock issued or issuable to the PDI Shareholders pursuant to the Merger Agreement (the "Shares") is subject to certain transfer restrictions until January 31, 2008 pursuant to lock-up agreements executed by each PDI Shareholder. A portion of the Shares will be released from such restrictions when the closing bid price per share of the Common Stock equals or exceeds certain price targets.

In conjunction with the Merger, the Company issued a promissory note (the "Note") to Emral Holdings Limited, an offshore private investment fund, for $1,500,000. The proceeds were used to fund the initial cash consideration and transaction costs. The Note has a maturity date of January 2, 2007 and requires quarterly cash payments for interest beginning March 31, 2003 at the rate of fifteen per cent (15%) per annum. Principal is repayable in cash at maturity. The Note may be pre-paid without penalty.

In connection with the Merger, New PDI entered into employment agreements with the President and the Executive Vice-President of New PDI. Pursuant to the employment agreements, each will be employed by New PDI for a four-year period unless earlier terminated. The employment agreements provide for a market rate base annual salary and each may earn an annual performance bonus. Should the employment of either executive be terminated, they will be entitled, under certain conditions, to receive specified severance benefits. New PDI also entered into a Non-Competition Agreement with a non-executive PDI Shareholder who will continue as an employee of New PDI after the Merger.

Copies of the Merger Agreement, the Employment Agreements, the Non-Competition Agreement, the Lockup Agreements and the Note were Exhibits 2.1, 10.1, 10.2 10.3, 10.4, 10.5, 10.6, 10.7 and 10.8 to the Current
Report on Form 8-K filed on February 15, 2003. The foregoing description is qualified in its entirety by reference to the foregoing agreements previously filed as Exhibits.


Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

    (a) Financial Statements of Businesses Acquired.

    The audited financial statements of Paragon Dynamics, Inc., as of December 31, 2002 and 2001 and for the years then ended, together with the accompanying Independent Auditors' Report, are set forth in
    Exhibit 99.2.

    (b) Unaudited Pro Forma Financial Information

    The unaudited pro forma condensed combining financial information for Zanett, Inc. and Paragon Dynamics, Inc., for the periods reflected therein, is set forth in Exhibit 99.3

    (c) Exhibits

 2.1        Agreement and Plan of Merger (*)
10.1        Employment Agreement with Douglas L. Hartmann (*)
10.2        Employment Agreement with Roger D. Stapleton (*)
10.3        Non-Competition Agreement with Jeffrey J. Byrnes (*)
10.4        Lock-up Agreement with Douglas L. Hartmann (*)
10.5        Lock-up Agreement with Roger D. Stapleton(*)
10.6        Lock-up Agreement with Jeffrey J. Byrnes(*)
10.7        Lock-up Agreement with Theodore A. Batch(*)
10.8        Promissory Note issued to Emral Holdings Limited (*)
99.1        Press release, dated February 3, 2003, announcing the
              acquisition of Paragon Dynamics, Inc. (*)
99.2        Financial statements of Paragon Dynamics, Inc., for the
              years ended December 31, 2002 and 2001
99.3        Pro Forma Condensed Combining Financial Information for
              Zanett, Inc. and Paragon Dynamics, Inc.

(*)   Exhibit incorporated by reference to the Company's Current Report on Form 8-K filed on February 15, 2003.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         ZANETT, INC.


Date:  April 15, 2003               by:  /s/ Jack M. Rapport
       --------------                    ----------------------------
                                  Name:  Jack M. Rapport
                                 Title:  Chief Financial Officer

Index to Exhibits

99.2        Financial statements of Paragon Dynamics, Inc. for the
              years ended December 31, 2002 and 2001

99.3        Pro Forma Condensed Combining Financial Information for
              Zanett, Inc. and Paragon Dynamics, Inc.

EXHIBIT 99.2

Financial Statements of Paragon Dynamics, Inc. for the years ended December 31, 2002 and 2001

PARAGON DYNAMICS, INC.
INDEX TO FINANCIAL STATEMENTS                                 PAGE
-----------------------------                                 ----
Independent Auditors' Report

Balance Sheets as of December 31, 2002
     and 2001

Statements of Income for the years ended
     December 31, 2002 and 2001

Statements of Stockholders' Equity for the years ended
     December 31, 2002 and 2001

Statements of Cash Flows for the years ended
     December 31, 2002 and 2001

Notes to Financial Statements

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Paragon Dynamics, Inc.

We have audited the accompanying balance sheets of Paragon Dynamics, Inc. (the "Company") as of December 31, 2002 and 2001, and the related statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Paragon Dynamics, Inc. as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ Deloitte & Touche LLP
New York, New York
April 10, 2003

PARAGON DYNAMICS, INC.

BALANCE SHEETS
                                                          December 31,
                                                    -----------------------
                                                       2002           2001
                                                    ----------     ----------
ASSETS
Current assets
  Cash and cash equivalents                         $   50,821     $   64,332
  Accounts receivable                                  801,727        256,678
  Unbilled revenue                                      40,478        290,942
  Prepaid expenses                                      17,944          7,544
                                                    ----------     ----------
Total current assets                                   910,970        619,496

Property and equipment, net                            169,811        212,377
Other assets                                             5,665          5,052
                                                    ----------     ----------
Total assets                                        $1,086,446     $  836,925
                                                    ==========     ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable                                  $   41,248     $   35,336
  Accrued expenses                                     215,671        170,939
  Deferred revenue                                      41,092              -
  Short term debt                                            -         50,000
  Current portion of long term debt                     20,722         19,689
                                                    ----------     ----------
Total current liabilities                              318,733        275,964

Long term debt                                          66,673         87,396
                                                    ----------     ----------
Total liabilities                                      385,406        363,360
                                                    ----------     ----------
Commitments

Stockholders' equity
Common stock, voting, no par value; 10,000,000
  shares authorized, 3,100,000 and 3,000,000
  issued and outstanding                                    15             15
Common stock, non-voting, no par value; 1,000,000
  shares authorized, 300,000 issued and outstanding        330            330
Additional paid in capital                             149,448          8,448
Retained earnings                                      551,247        464,772
                                                    ----------     ----------
Total stockholders' equity                             701,040        473,565
                                                    ----------     ----------
Total liabilities and stockholders' equity          $1,086,446     $  836,925
                                                    ==========     ==========

<FN1>
See accompanying notes to the financial statements.

PARAGON DYNAMICS, INC.

INCOME STATEMENTS
                                                    Year ended December 31,
                                                   -------------------------
                                                      2002           2001
                                                   ----------     ----------
Services revenue                                   $5,020,220     $4,174,483
                                                   ----------     ----------
Operating expenses:
   Costs of services (including non-cash
     stock based compensation of
     $141,000 in 2002)                              3,338,461      2,734,117
   General and administrative                         931,945        761,830
   Selling and marketing                               34,839         56,209
   Research and development                            80,738        432,243
                                                   ----------     ----------
Total operating expenses                            4,385,983      3,984,399
                                                   ----------     ----------
Operating income                                      634,237        190,084

Other income/(expense)
  Interest and other income                               560            716
  Interest expense                                     (8,322)        (3,059)
                                                   ----------     ----------
Total other income/(expense)                           (7,762)        (2,343)
                                                   ----------     ----------
Net income                                         $  626,475     $  187,741
                                                   ==========     ==========

<FN1>
See accompanying notes to the financial statements.

PARAGON DYNAMICS, INC.

STATEMENTS OF STOCKHOLDERS' EQUITY
                                    Common Stock         Common Stock
                                       Voting             Non-voting
Additional
                                 -------------------   -----------------    Paid
in     Retained
                                   Shares     Amount    Shares    Amount
Capital     Earnings      Total
                                 ----------   ------   --------   ------   -----
----   ----------   ----------
Balance at January 1, 2001        3,000,000   $   15    300,000   $  330   $
8,448   $  406,031   $  414,824
Net income                                -        -          -        -
-      187,741      187,741
Distributions to stockholders             -        -          -        -
-     (129,000)    (129,000)
                                 ----------   ------   --------   ------   -----
----   ----------   ----------
Balance at December 31, 2001      3,000,000       15    300,000      330
8,448      464,772      473,565
Net income                                -        -          -        -
-      626,475      626,475
Distributions to stockholders             -        -          -        -
-     (540,000)    (540,000)
Issuance of restricted
  common stock                      100,000        -          -        -
141,000            -      141,000
                                 ----------   ------   --------   ------   -----
----   ----------   ----------
Balance at December 31, 2002      3,100,000   $   15    300,000   $  330   $
149,448   $  551,247   $  701,040
                                 ==========   ======   ========   ======
=========   ==========   ==========

<FN1>
See accompanying notes to the financial statements.

PARAGON DYNAMICS, INC.

STATEMENTS OF CASH FLOWS
                                                     Year ended December 31,
                                                     -----------------------
                                                        2002         2001
                                                     ----------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                           $  626,475   $  187,741
Adjustments to reconcile net income to
  net cash provided by operating activities
    Depreciation and amortization                        62,243       42,009
    Stock based compensation                            141,000            -
  Changes in assets and liabilities
      Accounts receivable                              (545,049)      30,359
      Unbilled revenue                                  250,464      (98,719)
      Prepaid expenses                                  (10,400)      10,847
      Other assets                                         (613)        (513)
      Accounts payable                                    5,912       22,384
      Accrued expenses                                   44,732        9,435
      Deferred revenue                                   41,092            -
                                                     ----------   ----------
Net cash provided by operations                         615,856      203,543
                                                     ----------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment                     (19,677)    (153,226)
                                                     ----------   ----------
Net cash used in investing activities                   (19,677)    (153,226)
                                                     ----------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES
Short term borrowings                                 1,100,635      485,000
Repayment of short term borrowings                   (1,150,635)    (465,000)
Proceeds from the issuance of long term debt                  -      108,711
Repayment of borrowings and notes payable               (19,690)      (1,626)
Distributions to stockholders                          (540,000)    (129,000)
                                                     ----------   ----------
Net cash used in financing activities                  (609,690)      (1,915)
                                                     ----------   ----------
Net increase/(decrease) in cash                         (13,511)      48,402

Cash and cash equivalents, beginning of year             64,332       15,930
                                                     ----------   ----------
Cash and cash equivalents, end of year               $   50,821   $   64,332
                                                     ==========   ==========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid                                        $    8,324   $    3,059

<FN1>
See accompanying notes to the financial statements.

PARAGON DYNAMICS, INC.
NOTES TO FINANCIAL STATEMENTS


1.     ORGANIZATION AND BUSINESS

Paragon Dynamics, Inc. ("Paragon" or the "Company"), a Colorado corporation, provides systems engineering, software development and technology consulting and integration services to the federal government and Fortune 500 aerospace companies. The Company specializes in providing software and satellite engineering services with domain area expertise on government and aerospace satellite and infrastructure contracts. Paragon primarily operates as a subcontractor to large defense contractors for the U.S. Department of Defense.

On January 31, 2003, Zanett, Inc. ("Zanett") acquired all of the issued and outstanding shares of Paragon and Paragon became a wholly owned subsidiary of Zanett, Inc.


2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates:
The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant accounting estimates used in the preparation of the Company's financial statements include the fair value of equity securities underlying stock based compensation, depreciation and the carrying value of accounts receivable.

Cash and Cash Equivalents:
The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

Fair value of Financial Instruments:
The carrying value of financial instruments, which include cash equivalents, accounts receivable, accounts payable, accrued expenses and short-term debt, approximates their fair value due to their short maturities.

Based on interest rates currently available to the Company for borrowings with similar terms and maturities, the carrying value of the Company's long-term debt approximates its fair value.

Property and Equipment:
Property and equipment is stated at cost, less accumulated depreciation. Depreciation is provided for using the straight-line method over the estimated useful lives of the related assets.

Software Development Costs:
Software development costs for software to be sold, leased or otherwise marketed are capitalized after it has been established that the related products are technologically feasible and up until they are ready for general release, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for Costs of Computer Software to be Sold, Leased or Otherwise Marketed." Such costs are amortized over the lesser of three years or the economic life of the related software product. Research and development costs and other computer software maintenance costs are expensed as incurred. The carrying value of capitalized software costs are reviewed by the Company at least annually and a loss is recognized if the net realizable value of a software product falls below the unamortized cost. During the years ended December 31, 2002 and 2001, the Company did not incur any software development costs that were eligible for capitalization.

Internal Use Software:
Paragon capitalizes the costs of acquiring, developing and testing software to meet the Company's internal needs. The Company capitalizes the costs associated with software developed or obtained for internal use when both the preliminary project stage is complete and management has authorized further funding for the project that it deems probable to be completed and used to perform the function intended. Capitalized costs include only (1) external direct costs of materials and services consumed in developing or obtaining the internal use software, (2) payroll and payroll related costs for employees who are directly associated with and vote time to the internal use software project and (3) interest costs incurred while developing internal use software. Capitalization of such costs ceases no later than the point at which the project is substantially complete and ready for its intended use. Software development costs are amortized using the straight-line method over the expected useful life of the software, which is generally three years. Amortization of capitalized costs for internal use software amounted to $12,558 and $10,196 for the years ended December 31, 2002 and 2001.

Long-Lived Assets:
The Company reviews long-lived assets held and used in its business for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The Company also reevaluates the potential impact of the amortization of long lived assets to determine whether the events or circumstances warrant revised estimates of useful lives. The Company evaluates the carrying value of the long-lived assets in relation to the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition when indications of impairment are present. If it is determined that an impairment in value has occurred, the carrying value of the asset will be reduced to the present value of the expected future operating cash flows to be generated by the asset.
The Company adopted the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144") effective January 1, 2002. Prior to the adoption of SFAS 144, the Company accounted for its long-lived assets in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of" ("SFAS 121"). SFAS 121 established financial accounting and reporting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill for those assets to be held and used, and for the long lived assets and certain identifiable assets to be disposed of. SFAS 144 retains the fundamental principles of SFAS 121 for the recognition and measurement of impairment, but amends the accounting and reporting standards of assets to be disposed of. No impairment charges were recorded in the years ended December 31, 2002 and 2001.


Revenue Recognition:
Revenues from professional services rendered pursuant to time and materials contracts are recognized as services are performed. Revenues from fixed-fee contracts for professional services are recognized using contract accounting based on the estimated percentage of completion. The percentage of completion for each contract is determined based on the ratio of costs incurred to total estimated costs to complete the project. Changes in estimated costs during the course of a fixed fee contract are reflected in the period in which the facts become known. If such changes indicate that a loss may be realized on a contract, the entire loss is recorded at such time. The Company had no revenues from fixed fee contractual arrangements during the years ended December 31, 2002 and 2001.

Cash received prior to the performance of services under customer contracts is recognized as a liability and deferred until such time that the revenue recognition criteria have been met. Advances received for performance based incentives are deferred and recognized as a liability until there is sufficient information to determine contract performance. Incentive provisions that are determined solely by the U.S. government and subject to retroactive adjustment are deferred until evaluation of the Company's performance is completed. At December 31, 2002, deferred revenue consists solely of the advance payments received under incentive provisions.

Out-of-pocket expenses incurred during the performance of professional service contracts are included in costs of services and any amounts billed to clients are included in revenue during the period in which they are incurred.

Cost of Services:
Costs of services includes salaries and related costs of consulting staff and outside contractors, as well as travel and other costs related to the provision of services at client locations.

Research and Development expenses:
Research and development expenses consist of salaries and related costs of consulting staff and outside contractors, as well as travel and other costs related to the development of proprietary software products.

Income Taxes:
The Company elected to be treated as a Subchapter S Corporation for U.S. federal income tax purposes when it was formed in 1997. As a Subchapter S Corporation, U.S. federal income taxes of Paragon are the responsibility of the individual shareholders in proportion to their ownership interests. Accordingly no provision for U.S. federal income taxes is included in the Company's financial statements.

The state and local jurisdictions in which Paragon conducts its business also recognize its Subchapter S Corporation status; therefore, there is no provision for state or local income taxes in the Company's financial statements.

Comprehensive Income:
SFAS No. 130, "Reporting Comprehensive Income", requires a full set of general purpose financial statements to be expanded to include the reporting of
"comprehensive income."   Comprehensive income is comprised of two components,
net income and other comprehensive income. Comprehensive income is defined as the change in the equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Paragon does not have any components of comprehensive income other than net income.

Segment Reporting:
SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), replaces an industry segment approach under previously issued pronouncements with a management approach. The management approach designates the internal organization that is used by management for allocating resources and assessing performance as the basis of the Company's reportable segments.

SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. Paragon currently has one reportable segment.

Recent Accounting Pronouncements:
In April 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 145 "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections". This statement eliminates the automatic classification of gain or loss on extinguishment of debt as an extraordinary item of income and requires that such gain or loss be evaluated for extraordinary classification under the criteria of Accounting Principles Board No. 30 "Reporting Results of Operations". This statement also requires sale-leaseback accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions, and makes various other technical corrections to existing pronouncements. This statement will be effective for the Company for the year ending December 31, 2003. The Company believes that the adoption of this statement will not have a material impact on its consolidated financial position or results of operations.

In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS No. 146"). SFAS No. 146 will supersede Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Cost to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 requires that cost associated with an exit or disposal plan be recognized when incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company will adopt this standard on January 1, 2003, as required. The Company believes that the adoption of this statement will not have a material impact on its consolidated financial position or results of operations.

In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." Such interpretation elaborates on the disclosures to be made by a guarantor about its obligations under certain guarantees issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of this interpretation apply to guarantees issued or modified after December 31, 2002. The Company will adopt these provisions of this interpretation as required on January 1, 2003. The disclosure provisions of this interpretation are effective for financial statements with
annual periods ending after December 15, 2002.   The Company applied the
required disclosure provisions of this interpretation as of December 31, 2002. The Company believes that the adoption of this statement will not have a material impact on its consolidated financial position or results of operations.

On December 31, 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" ("SFAS 148"). This standard amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. This standard also requires prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company applied the required disclosure provisions of SFAS No. 148 as of December 31, 2002. The Company believes that the adoption of this statement will not have a material impact on its consolidated financial position or results of operations.


3.     CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject Paragon to concentrations of credit risk primarily consist of cash and accounts receivable. Paragon deposits its cash and cash equivalents with financial institutions of high credit quality. All accounts receivable are unsecured. Paragon believes that any credit risk associated with receivables is minimal due to the credit worthiness of its direct customers, which consist primarily of large United States defense contractors and the U.S. federal government agencies funding the overall contracts on which the Company works as a subcontractor.

For the year ended December 31, 2002, Paragon had two customers that accounted for approximately 51% and 33% of revenue, respectively. For the year ended December 31, 2001, Paragon had three customers that accounted for approximately 52%, 34% and 12% of revenue, respectively.

At December 31, 2002, Paragon had two customers that accounted for approximately 46% and 44% of accounts receivable, respectively. At December 31, 2001, Paragon had two customers that accounted for approximately 76% and 24% of accounts receivable, respectively.

A significant majority of Paragon's revenue and receivables are related to the U.S. Department of Defense contracts on either a direct or subcontractor basis. Most contracts, although long term in nature, are subject to obtaining the required funding approvals from the U.S. Department of Defense.


4.     PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 2002 and
2001:
                                Estimated
                                 Useful
                                 Lives       2002          2001
                                -------    ---------    ---------
Equipment                       5 years    $ 108,404    $ 105,350
Furniture                       5 years       33,190       33,190
Vehicles                        5 years      108,711      108,711
Software                        3 years       50,906       34,283
                                           ---------    ---------
Total                                        301,211      281,534
Less:  Accumulated depreciation
         and amortization                   (131,400)     (69,157)
                                           ---------	  ---------
Property and equipment, net                $ 169,811    $ 212,377
                                           =========    =========

Depreciation and amortization expense associated with property and equipment was $62,243 and $41,985 for the years ended December 31, 2002 and 2001, respectively.


5.     ACCRUED EXPENSES

Accrued expenses were comprised of the following at December 31, 2002 and
2001:
                                           December 31,
                                      -----------------------
                                         2002          2001
                                      ---------     ---------
Accrued compensation and benefits     $ 197,346     $ 142,117
Other accrued expenses                   18,325        28,822
                                      ---------     ---------
Total accrued expenses                $ 215,671     $ 170,939
                                      =========     =========

6.     DEBT

In November 2001, the Company financed the acquisition of Company-owned vehicles through vendor provided loans. The aggregate principal balance of these loans was $87,395 and $107,085 at December 31, 2002 and 2001, respectively. The loans were secured by the respective vehicles and bear interest at a rate of 4.98% per annum, payable monthly with amortizing principle over five years. Interest expense related to these loans amounted to $4,892 and $451 in 2002 and 2001, respectively. Long-term debt maturing after December 31, 2002 was:

     2003          $ 20,722
2004	21,778
2005	22,889
2006	22,006
                   --------
     Total         $ 87,395
                   ========

Additionally, Paragon has a revolving credit line that is guaranteed by the Company's principal shareholders and under which all of the Company's assets were pledged as collateral. The original credit line initiated in 2000 was for a maximum of $125,000 and accrued interest at the prime rate plus 1.5%. The credit line is renewed annually and was increased to $300,000 when renewed in August 2001 and to $600,000 when renewed in August 2002. The amended credit line bears interest at the prime rate plus 1.0%. There are no commitment or other fees associated with the credit line. Amounts were periodically drawn down under this credit line to fund working capital requirements during 2002 and 2001. At December 31, 2002, there were no amounts outstanding under the credit line. Interest expense related to the credit line was $3,432 in 2002 and $2,608 in 2001.


7.     COMMITMENTS AND CONTINGENCIES

The Company leases its main office space under a non-cancelable operating lease that expires in July 2003. The lease calls for a monthly base rental plus a pro-rata share of building expenses and real estate taxes. Total rent expense under operating leases amounted to $56,064 and $55,531 for the years ended December 31, 2002 and 2001, respectively.

The company enters into agreements and customer contracts in the normal course of business that contain indemnification provisions for which the risks are considered nominal and impractible to estimate. Historically, the Company has not incurred any significant costs related to performance under these indemnities.


8.     401K PLAN

Effective May 15, 1998 the Company adopted a qualified 401(k) deferred contribution savings plan under the Internal Revenue Code of 1986, as amended (the "401K Plan"). All employees who have completed one year of service and have attained the age of 21 are eligible to participate in the 401K Plan. Participants may contribute a percentage of their gross wages not to exceed, in any given year, a limitation set by the Internal Revenue Service regulations. The 401K Plan provides for employer contributions of 50% of each employees contributions up to a maximum matching contribution of 4% of an employee's annual salary. The amounts contributed by the Company to the 401K Plan were $95,345 and $79,958 for the years ended December 31, 2002 and 2001, respectively.


9.     STOCKHOLDERS' EQUITY

At December 31, 2002, Paragon has authorized 10,000,000 shares of voting common stock with no par value, of which 3,100,000 shares were issued and outstanding, and 1,000,000 shares of non-voting common stock with no par value, of which 300,000 shares were issued and outstanding. Paragon also had authorized 15 shares of voting common stock with $1.00 par value and 500,000 shares of non-voting common stock with $1.00 par value, of which none were outstanding at December 31, 2002. The rights of shareholders under both classes of stock are the same except that holders of voting shares are entitled to vote on all matters at shareholders meetings. For the election of directors, shareholders have the right to accumulate their votes for one candidate.

At December 31, 2001, Paragon had authorized 15 shares of voting common stock with $1.00 par value, of which 15 shares were issued and outstanding, and 500,000 shares of non-voting common stock with $1.00 par value, of which 330 shares were issued and outstanding. Paragon also had authorized 10,000,000 shares of voting common stock with no par value and 500,000 shares of non-voting common stock with no par value, of which none were outstanding at December 31, 2001.

During 2002, Paragon effected a recapitalization whereby the Company's shareholders exchanged the 15 shares of $1.00 par value voting common stock, which were cancelled after the exchange, for 3,000,000 shares of no par value common stock and exchanged the 330 shares of $1.00 par value non-voting common stock, which were cancelled after the exchange, for 300,000 shares of no par value non-voting common stock. The recapitalization had no impact on the respective ownership interests of the Company's shareholders. All common shares reflected in the accompanying financial statements have been presented as if the recapitalization had been effective January 1, 2001.

Paragon issued 100,000 restricted shares of no par value voting common stock to Paragon employees during 2002. The aggregate fair value of these shares at the date of grant in the amount of $141,000 was recorded as non-cash stock based compensation expense. Such restricted shares were fully vested at the date of grant.

As a Subchapter S Corporation, Paragon periodically makes cash distributions to its shareholders. These distributions aggregated $540,000 and $129,000 for the years ended December 31, 2002 and 2001, respectively.


10.      Subsequent Events

In January 2003, Paragon repaid the remaining principal balances on outstanding long-term debt and related accrued interest. The Company then sold the vehicles to its principal shareholders. The vehicles were sold at their net book value. Paragon recognized no gain or loss on these asset sales.

On January 31, 2003, Zanett, Inc., acquired all of the outstanding capital stock of Paragon. The total consideration payable by Zanett to the Paragon shareholders will be comprised of the initial consideration, a purchase price adjustment based on the level of Paragon working capital at Closing and future contingent consideration. The initial consideration of $1,200,000 in cash and 585,083 shares of Zanett's common stock ("Common Stock") was paid at Closing. The initial consideration will be adjusted by the amount that net working capital at Closing was greater than or less than the benchmark level of working capital to have been provided by Paragon of $760,000 as of January 31, 2003.

The Paragon Shareholders are also eligible to receive contingent consideration in each of the three successive annual periods commencing February 1, 2003 based upon Paragon attaining specified earnings and cash flow targets in each period. The contingent consideration in each period consists of a payment of $400,000 in cash and the issuance of the number of shares of Common Stock determined by dividing $400,000 by the average closing price of the Common Stock for the ten trading days immediately preceding the issuance of Common Stock for each period. The PDI Shareholders are also eligible to receive additional contingent consideration at the end of the period commencing February 1, 2003 and ending on January 31, 2006, based upon PDI attaining specified earnings targets for such period. This additional contingent consideration consists of the issuance of a number of shares of Common Stock determined by dividing $800,000 by the average closing price of the Common Stock for the ten trading days immediately preceding the issuance of Common Stock for such period. For accounting purposes, the value of the Common Stock issued as contingent consideration for the performance periods will be determined based on the average closing price of the Common Stock for the three trading days immediately preceding the resolution of the contingencies.

The maximum aggregate consideration will be approximately $5.6 million, of which approximately $2.4 million was paid at Closing as the initial consideration (as adjusted by the purchase price adjustment) and approximately $3.2 million will be paid as contingent consideration. Zanett, Inc. estimates that transaction costs associated with the acquisition of Paragon will total approximately $300,000.

EXHIBIT 99.3

Pro Forma Condensed Combining Financial Information for Zanett, Inc. and Paragon Dynamics, Inc.


INDEX TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION

                                                                  Page
Unaudited Pro Forma Condensed Combining Balance Sheet as of
  December 31, 2002

Unaudited Pro Forma Condensed Combining Statement of
  Operations for the year ended December 31, 2002

Notes to Unaudited Pro Forma Condensed Combining
  Financial Information

Zanett, Inc.

Unaudited Pro Forma Condensed Combining Balance Sheet
As of December 31, 2002

                            Dec. 31, 2002 Historical                Pro Forma
Adjustments              Dec. 31, 2002
                            --------------------------  ------------------------
-----------------------    Pro Forma
                               Zanett        Paragon       (a)        (b)
(c)          (d)          Combined
Assets                      -------------  -----------  ----------  ---------  -
----------  -----------   -----------
Current assets:
  Cash and cash equivalents $  1,402,180   $    50,821  $1,500,000  $(  2,238)
$(1,200,000) $         -   $ 1,750,763
  Accounts receivable          1,736,711       801,727           -          -
-            -     2,538,438
  Unbilled revenue               188,835        40,478           -          -
-            -       229,313
  Interest receivable             88,058             -           -          -
-            -        88,058
  Prepaid expenses and
    other current assets         132,143        17,944           -          -
-            -       150,087
                            ------------   -----------  ----------  ---------  -
----------  -----------   -----------
Total current assets           3,547,927       910,970   1,500,000   (  2,238)
(1,200,000)           -     4,756,659
Property and equipment, net      194,018       169,811           -   ( 85,157)
-            -       278,672
Investments                      450,000             -           -          -
2,705,271   (2,705,271)      450,000
Loans receivable                 694,614             -           -          -
-            -       694,614
Notes receivable, net             68,835             -           -          -
-            -        68,835
Goodwill                      10,530,690             -           -          -
32,000    2,004,231    12,566,921
Other assets                      62,576         5,665           -          -
-           -         68,241
                            ------------   -----------  ----------  ---------  -
----------  -----------   -----------
Total assets                $ 15,548,660   $ 1,086,446  $1,500,000  $( 87,395) $
1,537,271  $ (701,040)   $18,883,942
                            ============   ===========  ==========  =========
===========  ===========   ===========
Liabilities and
  stockholders' equity
Current liabilities:
  Accounts payable          $    231,770   $    41,248  $        -  $       -  $
-  $         -   $   273,018
  Accrued expenses             1,065,012       215,671           -          -
300,000            -     1,580,683
  Deferred revenue                     -        41,092           -          -
-            -        41,092
  Income taxes payable           141,156             -           -          -
-            -       141,156
  Deferred income taxes                -             -           -          -
8,000            -         8,000
  Other current liabilities      779,000             -           -          -
-            -       779,000
  Capital lease obligation        15,170             -           -          -
-            -        15,170
  Current portion of
     long term debt                    -        20,722           -   ( 20,722)
-            -             -
                            ------------   -----------  ----------  ---------  -
----------  -----------   -----------
Total current liabilities      2,232,108       318,733           -   ( 20,722)
308,000            -     2,838,119
Notes payable                  4,575,000             -   1,500,000          -
-            -     6,075,000
Long term debt                         -        66,673           -   ( 66,673)
-            -             -
Deferred income taxes             72,777             -           -          -
24,000            -        96,777
                            ------------   -----------  ----------  ---------  -
----------  -----------   -----------
Total liabilities              6,879,885       385,406   1,500,000   ( 87,395)
332,000            -     9,009,896

Stockholders' equity
  Common stock                    26,857           345           -          -
585         (345)       27,442
  Paid-in capital             18,045,074       149,448           -          -
1,204,686     (149,448)   19,249,760
  Notes receivable for
    stock subscriptions       (1,647,686)            -           -          -
-            -    (1,647,686)
  Deferred compensation         (105,652)            -           -          -
-            -      (105,652)
  Retained earnings/(deficit) (7,649,818)      551,247           -          -
-     (551,247)   (7,649,818)
                            ------------   -----------  ----------  ---------  -
----------  -----------   -----------
Total stockholders' equity     8,668,775       701,040           -          -
1,205,271     (701,040)    9,874,046
                            ------------   -----------  ----------  ---------  -
----------  -----------   -----------
Total liabilities and
  stockholders' equity      $ 15,548,660   $ 1,086,446  $1,500,000  $( 87,395) $
1,537,271  $  (701,040)  $18,883,942
                            ============   ===========  ==========  =========
===========  ===========   ===========

<FN1>
See notes to unaudited pro forma condensed combining financial information.

Zanett, Inc.

Unaudited Pro Forma Condensed Combining Statement of Operations
For the Year Ended December 31, 2002
                                                           Five months
                                                              ended
                                Year ended Dec. 31, 2002   May 31, 2002   Pro
Forma Adjustments            Dec. 31, 2002
                                ------------------------   ------------  -------
----------------             Pro Forma
                                  Zanett       Paragon         BCG          (e)
(f)         (g)       Combined
                                -----------   ----------   -----------   -------
--  ----------  --------   -------------
Services revenue                $10,529,790   $5,020,220   $ 3,353,763   $
-  $        -         -   $  18,903,773
                                -----------   ----------   -----------   -------
--  ----------  --------   -------------
Operating expenses:
  Cost of services                6,488,430    3,338,461     1,959,275
-           -         -      11,786,166
  Selling and marketing             833,036       34,839       284,676
-           -         -       1,152,551
  General and administrative      3,927,825      931,945       476,302
-                     -       5,336,072
  Impairment charges                367,591            -             -
-           -         -         367,591
  Research and development                -       80,738             -
-           -         -          80,738
                                -----------   ----------   -----------   -------
--  ----------  --------   -------------
    Total operating expenses     11,616,882    4,385,983     2,720,253
-           -         -      18,723,118
                                -----------   ----------   -----------   -------
--  ----------  --------   -------------
      Operating income/(loss)    (1,087,092)     634,237       633,510
-           -         -         180,655
                                -----------   ----------   -----------   -------
--  ----------  --------   -------------
Other (income)/expense, net         178,212        7,762        (2,893)
225,000     126,082         -         534,163
Equity in losses of affiliates        4,836            -             -
-           -         -           4,836
Minority interest                   208,794            -             -
-           -         -         208,794
                                -----------   ----------   -----------   -------
--  ----------  --------   -------------
Income/(loss) before income
  tax provision                  (1,061,346)     626,475       636,403
(225,000)   (126,082)        -        (149,550)
Income tax provision/(benefit)      206,270            -             -
-           -         -         206,270
                                -----------   ----------   -----------   -------
--  ----------  --------   -------------
Net loss                        $(1,267,616)  $  626,475       636,403
$(225,000) $ (126,082) $      -   $    (355,820)
                                ===========   ==========   ===========
=========  ==========  ========   =============
Loss per share
  (basic and diluted)           $     (0.05)
$       (0.01)
                                ===========
=============
Weighted average shares
  outstanding                    26,443,743
628,462   585,083      27,657,288
                                ===========
==========  ========   =============

<FN1>
See notes to unaudited pro forma condensed combining financial information.

<PAGE
                            ZANETT, INC.
  NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION


1.     Basis of Presentation.

On January 31, 2003 (the "Closing"), pursuant to the terms of the Agreement and Plan of Merger dated as of January 31, 2003, the Company, acquired all of the capital stock of Paragon Dynamics, Inc. ("Paragon" or "PDI").

The total consideration payable by the Company to the Paragon Shareholders will be comprised of the initial consideration, a purchase price adjustment based on the level of Paragon working capital at Closing and future contingent consideration. The initial consideration of $1,200,000 in cash and 585,083 shares of the Company's common stock ("Common Stock") was paid at Closing. The shares issued were valued at $1,205,271 based on the average closing price of the Common Stock for the three trading days immediately preceding the Closing. The initial consideration will be adjusted by the amount that net working capital at Closing was greater than or less than the benchmark level of working capital to have been provided by Paragon of $760,000 as of January 31, 2003.

The Paragon Shareholders are also eligible to receive contingent consideration in each of the three successive annual periods commencing February 1, 2003 based upon Paragon attaining specified earnings and cash flow targets in each period. The contingent consideration in each period consists of a payment of $400,000 in cash and the issuance of the number of shares of Common Stock determined by dividing $400,000 by the average closing price of the Common Stock for the ten trading days immediately preceding the issuance of Common Stock for each period. The PDI Shareholders are also eligible to receive additional contingent consideration at the end of the period commencing February 1, 2003 and ending on January 31, 2006, based upon PDI attaining specified earnings targets for such period. This additional contingent consideration consists of the issuance of a number of shares of Common Stock determined by dividing $800,000 by the average closing price of the Common Stock for the ten trading days immediately preceding the issuance of Common Stock for such period. For accounting purposes, the value of the Common Stock issued as contingent consideration for the performance periods will be determined based on the average closing price of the Common Stock for the three trading days immediately preceding the resolution of the contingencies.

The maximum aggregate consideration will be approximately $5.6 million, of which approximately $2.4 million was paid at Closing as the initial consideration (as adjusted by the purchase price adjustment) and approximately $3.2 million will be paid as contingent consideration. The Company estimates that transaction costs associated with the acquisition of Paragon will total approximately $300,000.

The accompanying unaudited pro forma financial information is presented for illustrative purposes and is not necessarily indicative of the results of operations that would have been reported if the combination had been completed as presented in the accompanying unaudited pro forma condensed combining balance sheet and statement of operations. The results of operations of Paragon will be consolidated with the results of operations of the Company for all periods subsequent to the acquisition date of January 31, 2003, (the "Closing"). The unaudited pro forma condensed combined financial information presented is based on, and should be read in conjunction with, the historical financial statements and the related notes thereto for both Zanett, Inc. (the "Company") and Paragon.

The pro forma condensed combining financial information included herein does not reflect any contingent consideration that may be paid in the future. The actual amount of future consideration will be recognized as an adjustment to goodwill in the period in which the contingency is resolved and will be based upon the price of the Company's Common Stock at the date the contingency is resolved.

The allocation of the initial purchase price consideration paid at Closing to the assets acquired and liabilities assumed included in the pro forma condensed combined financial information was based upon preliminary estimates of the fair market value of the acquired assets and assumed liabilities. These estimates of fair market value may change based upon completion of the Company's final valuation of the assets and liabilities of Paragon.

The following table sets forth the components of the purchase price:

         Cash paid                                    $1,200,000
         Common stock issued                           1,205,271
         Estimated transaction costs                     300,000
                                                      ----------
         Total purchase price                         $2,705,271
                                                      ==========
The following table provides the preliminary estimated fair value of the acquired assets and liabilities assumed based upon Paragon's December 31, 2002 balance sheet:

          Current assets                                  908,732
          Property and equipment                           84,654
          Other assets                                      5,665
          Liabilities assumed, current                   (298,011)
                                                       ----------
          Fair value of assets acquired                   701,040
                                                       ----------
          Cost in excess of fair value of
            net assets acquired                         2,004,231
          Deferred tax effect on purchase accounting       32,000
                                                       ----------
          Estimated goodwill                            2,036,231
                                                       ----------
          Total estimated fair value of net
             assets acquired and estimated goodwill    $2,737,271
                                                       ==========

In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards ("SFAS") No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. The provisions of these statements apply to all business combinations initiated after June 30, 2001. Under the provisions of these pronouncements, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests. Intangible assets with finite lives will be amortized over their useful lives.

In accordance with the provisions of SFAS No. 142, the Company will not amortize goodwill and intangible assets with indefinite lives recorded in connection with the acquisition of Paragon. The Company expects to perform an annual impairment test of the goodwill and any indefinite lived intangible assets but has not yet determined what effect these tests will have on the results of operations or the financial position of the Company in future periods.

2.    Explanation of pro forma adjustments:

The pro forma balance sheet as of December 31, 2002 and the pro forma statement of operations for the year ended December 31, 2002, give effect to the acquisition of Paragon by the Company, as if it had occurred effective January 1, 2002. Additionally, the pro forma statement of operations for the year ended December 31, 2002 has been adjusted to include the pro forma results of Brandywine Computer Group, Inc. ("BCG"), from January 1, 2002 through its acquisition date by Zanett of May 31, 2002 and to adjust the weighted average shares outstanding as if BCG had been acquired on January 1, 2002. The historical results of the Company already include BCG's operating results subsequent to its acquisition. This adjustment is made to present pro forma results for the year ended December 31, 2002 for the Company as it currently operates.

Balance Sheet Adjustments:

     (a) Issuance of long term note payable, bearing 15% annual interest, and receipt of $1,500,000 in cash to fund the cash portion of the acquisition and related acquisition costs.

     (b) To record the effect of disposing of company-owned vehicles and repaying the balance due on the related debt, as this was a condition precedent to the Closing. Vehicles were disposed of at their net book value of $85,157, related debt of $87,395 was repaid with the difference being reflected as a $2,238 reduction in cash.
     (c)  Record the Company's investment in Paragon, as follows:
          1.  Payment to the Paragon Shareholders of $1,200,000 in cash;
          2. Record the receivable from Paragon Shareholders for the purchase price adjustment of $25,907;
          3. Issuance to the Paragon Shareholders of 585,083 shares of common stock (par value $0.001) valued at $2.06 per share, which increased common stock by $585 and paid in capital by $1,204,685;
          4.  Accrual of $300,000 for estimated transaction costs;
          5.  Record the investment in Paragon of $2,705,271; and,
          6. To record a deferred tax liability of $32,000 resulting from the change in the tax status of Paragon at the acquisition date.
      (d) To eliminate the Company's investment in Paragon, eliminate Paragon's shareholders' equity balances, allocate the purchase price to Paragon's assets and liabilities and record goodwill of $2,004,231.

Statement of Operations:

      (e) Interest expense for the Paragon acquisition of $225,000 for the year ended December 31, 2002 related to the 15% note payable issued in connection with the Merger.

      (f) An adjustment to interest expense of $126,082 for the year ended December 31, 2002 to reflect the additional interest expense associated with the purchase of BCG for the period January 1, 2002 to May 31, 2002. Also, an adjustment of 628,462 shares to reflect the additional shares that would have been outstanding for the calculation of earnings per share had the BCG acquisition occurred on January 1, 2002.

      (g) Pro forma net loss per share for the year ended December 31, 2002 has been adjusted to reflect the issuance of 585,083 shares of common stock at Closing and assumes such shares were outstanding from January 1, 2002.